Exhibit 99.1

          n e w s   r e l e a s e

Executive Offices	For Further Information Contact:
1 Parkway N. Blvd.
Suite 100
Deerfield, IL 60015
www.unitedstationers.com	Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President, Finance
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ELECTS REICH

AS SENIOR VICE PRESIDENT AND

CHIEF FINANCIAL OFFICER

DEERFIELD, Ill., June 11, 2007 — United Stationers Inc. (Nasdaq:USTR), a leading wholesale distributor of business products, today announced that its board of directors has elected Victoria J. Reich as senior vice president and chief financial officer. She will report directly to Richard W. Gochnauer, president and chief executive officer. Ms. Reich succeeds Kathleen S. Dvorak, who will stay on during a transition period through September 1, 2007.

“We are extremely pleased to have an individual with Victoria’s background joining our senior management team,” said Gochnauer. “We believe that her strategic, innovative and strong financial leadership at a Fortune 500 corporation and her experience working with the investment and banking communities make her an excellent choice to lead our finance organization.  Victoria will also play an important role in United’s overall development and growth plans.”

Ms. Reich, 49, spent ten years with Brunswick Corporation where she most recently was president of Brunswick European Group from August 2003 until June 2006. Her responsibilities included establishing a regional office in Brussels after developing a business plan to unite, support and grow a number of businesses that generated sales in excess of $700 million across more than 100 countries. Prior to that, she served as Brunswick’s senior vice president and chief financial officer from 2000 to 2003 and as vice president and controller from 1996 until 2000. While in the role of chief financial officer, Ms. Reich introduced a measurement system to enhance focus on shareholder value creation. Before joining Brunswick, Ms. Reich spent 17 years at General Electric Company where she held various financial management positions.

Ms. Reich received her bachelor of science degree in applied mathematics and economics from Brown University in Providence, Rhode Island. She has also completed a number of management development and advanced financial courses and Six Sigma training.  Ms. Reich lives in Lake Forest, Illinois.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2006 of $4.5 billion. The company’s network of 63 distribution centers allows it to offer nearly 46,000 items to its approximately 20,000 reseller customers. This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

-##-